Exhibit 10.1

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES, CENTRAL DISTRICT

Socius CG II, Ltd., Plaintiff, v. Pacific Ethanol, Inc. and Does 1-10 Inclusive, Defendants.

The Joint Ex Parte Application For Court Order Approving Stipulation for Settlement of Claim (“Application”), jointly filed by Plaintiff Socius CG II, Ltd. (“Socius”) and Defendant Pacific Ethanol, Inc. ( “PEI”), came on for hearing on April 13, 2010 at 8:30 a.m. in Department 38 of the above-entitled court, the Honorable Maureen Duffy-Lewis, Judge presiding.

The Court, having reviewed the Application, having been presented with a Stipulation for Settlement of Claim (the “Stipulation”), a copy of which is attached as Exhibit A to the Application, and after a hearing upon the fairness, adequacy and reasonableness of the terms and conditions of the issuance of shares of the common stock of PEI (the “Common Stock”) to Socius in exchange for the extinguishment of said claims, IT IS THEREFORE ORDERED AS FOLLOWS:

[PROPOSED] ORDER APPROVING SETTLEMENT OF CLAIM

1.           The Stipulation is approved in it entirety.

2.           In full and final settlement of Socius’ claim against PEI in the total amount of $4,000,000 (the “Claim”), which Claim Socius purchased from a creditor of PEI, Lyles United, LLC (“Lyles United”) pursuant to a Purchase and Option Agreement between Socius and Lyles United, dated April 10, 2010 (the “Purchase Agreement”), and which Claim comprises a portion of the principal amount due and payable under a loan made from Lyles United to PEI with an aggregate principal balance of $20,000,000, PEI will issue and deliver to Socius or its designee 3,750,000 shares of Common Stock, being approximately equal to 5% (but under no circumstance whatsoever more than 9.99%) of the total number of shares of Common Stock outstanding on the date of the Stipulation (the “Settlement Shares”), subject to adjustment as set forth in paragraph 4 below to reflect the intention of the parties that the total number of shares issued be based upon an average trading price of the Common Stock for a specified period of time subsequent to entry of this Order.

3.           No later than the first business day following the date that the Court enters this Order approving the Stipulation, PEI shall: (i) immediately issue the number of shares of Common Stock required by paragraph 2 above to Socius’ or its designee’s balance account with The Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal Agent Commission (DWAC) system, without any restriction on transfer, time being of the essence, by transmitting by facsimile and overnight delivery such irrevocable and unconditional instruction to PEI’s stock transfer agent, and (ii) cause its legal counsel to issue an opinion to PEI’s transfer agent, in form and substance acceptable to both parties and such transfer agent, that the shares may be so issued.

4.           The total number of shares of Common Stock to be issued to Socius or its designee in connection with the Stipulation and this Order shall be adjusted on the 6th trading day following the date on which the Settlement Shares are delivered to Socius or its designee as DWAC shares in compliance with paragraph 3 above, as follows: (i) if the number of VWAP Shares (as defined below) exceeds the number of Settlement Shares initially issued, then PEI will issue and deliver to Socius or its designee, as DWAC shares in accordance with paragraph 3 above, additional shares of Common Stock equal to the difference between the number of VWAP Shares and the number of Settlement Shares, and (ii) if the number of VWAP Shares is less than the number of Settlement Shares, then Socius or its designee will return to PEI for cancellation of that number of shares as equals the difference between the number of VWAP Shares and the number of Settlement Shares issued pursuant to paragraph 2 above or, in the alternative at the option of Socius, a book entry credit may be entered by PEI or its transfer agent reflecting that such shares are owed from Socius to PEI.

[PROPOSED] ORDER APPROVING SETTLEMENT OF CLAIM

a.           The number of VWAP Shares is equal to (i) $4,000,000  divided by 80% of the trading volume weighted average price as reported by Bloomberg LP (the “VWAP”) of the Common Stock over the 5-day trading period immediately following the date on which the Settlement Shares are delivered to Socius or its designee as DWAC shares in compliance with paragraph 3 above, plus (ii) $30,213 for Socius’ legal fees, expenses and costs incurred through March 29, 2010, plus an amount equal to Socius’ reasonable legal fees, expenses and costs incurred after March 29, 2010, with the total divided by the VWAP of the Common Stock over the 5-day trading period immediately following the date on which the Settlement Shares are delivered to Socius or its designee as DWAC shares in compliance with paragraph 3 above.

b.           In no event shall the number of shares of Common Stock issued to Socius or its designee in connection with the settlement of the Claim, aggregated with all shares of Common Stock then owned or beneficially owned or controlled by, collectively, Socius and its affiliates, at any time exceed (i) 9.99% of the total number of shares of Common Stock then outstanding, or (ii) without the prior written consent of PEI, that number of shares of Common Stock that would trigger a new limitation under IRS Code Section 382.

c.           In no event shall the aggregate number of shares of Common Stock issued to Socius or its designee in connection with the settlement of the Claim, aggregated with any other shares of Common Stock issued to Socius and/or its designees by PEI, at any time exceed 19.99% of the total number of shares of Common Stock outstanding immediately preceding the date the Court enters the Order approving this stipulation unless PEI has obtained either (i) stockholder approval for the issuance of more than such number of shares of Common Stock pursuant to NASDAQ Marketplace Rule 5635(d) or (ii) a waiver from NASDAQ of compliance with Rule 5635(d).

[PROPOSED] ORDER APPROVING SETTLEMENT OF CLAIM

5.           For so long as Socius or any of its affiliates holds any shares of Common Stock of PEI, neither Socius nor any of its affiliates will: (i) vote any shares of Common Stock owned or controlled by it, or solicit any proxies or seek to advise or influence any person with respect to any voting securities of PEI; or (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) Socius or any of its affiliates acquiring additional securities of PEI, alone or together with any other person, which would result in Socius and its affiliates collectively beneficially owning or controlling more than 9.99% of the total outstanding Common Stock or other voting securities of PEI, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving PEI or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of PEI or any of its subsidiaries, (d) any change in the present board of directors or management of PEI, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of PEI, (f) any other material change in PEI’s business or corporate structure, including but not limited to, if PEI is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in PEI’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of PEI by any Person, (h) causing a class of securities of PEI to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) causing a class of equity securities of PEI to become eligible for termination of registration pursuant to Section 12(g)(4) of the Act, or (j) taking any action, intention, plan or arrangement similar to any of those enumerated above.  The provisions of this paragraph 5 may not be modified or waived without further order of the Court.

6.           For the period of one year from the date that the final number of Settlement Shares are delivered to Socius or its designee as DWAC shares in compliance with paragraph 3 above, and regardless of whether Socius or its affiliates then hold any debt or equity securities of PEI, Socius and its affiliates shall have the exclusive right to enter into transactions with PEI whereby PEI directly or indirectly issues common stock or common stock equivalents to a party (including without limitation Lyles United or its affiliates) in exchange for outstanding securities, claims or property interests, or partly in such exchange and partly for cash, including without limitation any such financing or transaction carried out pursuant to Section 3(a)(9) or Section 3(a)(10) of the Securities Act of 1933, as amended; provided, however, that the foregoing exclusivity provision shall not apply to (i) such transactions between PEI and any entity that is a creditor of any PEI subsidiary on the date hereof, or (ii) a convertible note financing (including later conversion of the notes to common stock) in a maximum amount of $5 million with the creditor with whom PEI is currently in negotiations regarding such financing, or (iii) such transactions between PEI and two of its directors in respect of an aggregate of $2 million in principal amount of notes issued by PEI to such directors provided that the securities issued in exchange for such notes cannot be sold by such directors for at least six months subsequent to the issuance date.

[PROPOSED] ORDER APPROVING SETTLEMENT OF CLAIM

2.           This Order ends, finally and forever (i) any claims to payment or compensation of any kind or nature which Socius had, now has, or may assert in the future against PEI arising out of the Claim, and (ii) any claims, including without limitation for offset or counterclaim, which PEI had, now has, or may assert in the future against Socius arising out of the Claim.  In this regard, and subject to compliance with this Order, effective upon the execution of this Order, each party hereby releases and forever discharges the other party, including all of the other party’s employees, officers, directors, affiliates and attorneys, from any and all claims, demands, obligations (fiduciary or otherwise), and causes of action, whether known or unknown, suspected or unsuspected, arising out of, connected with, or incidental to the Claim.

7.           This action is hereby dismissed with prejudice, provided that the court shall retain jurisdiction with regard to the Claim to enforce the terms of this Order.

8.           The Stipulation and this Order may be enforced by any party to the Stipulation by a motion under California Code of Civil Procedure section 664.6, or by any procedure permitted by law in the Superior Court of Los Angeles County.  Pursuant to the Stipulation, each party thereto further waives a statement of decision, and the right to appeal from this Order after entry.  Except as expressly provided in Paragraph 4 above, each party shall bear its own attorney’s fees, expenses and costs with regard to the Stipulation and this Order.

[PROPOSED] ORDER APPROVING SETTLEMENT OF CLAIM

[PROPOSED] ORDER APPROVING SETTLEMENT OF CLAIM